FEDNAT HOLDING COMPANY REPORTS
THIRD QUARTER 2020 RESULTS

Sunrise, Florida, November 4, 2020 - FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three and nine months ended September 30, 2020.

Q3 2020 highlights (as measured against the same three-month period last year, except where noted):

•Net loss of $20.7 million or $1.51 per diluted share as compared to net income of $4.7 million or $0.36 per diluted share.
•Adjusted operating loss of $21.5 million or $1.57 per diluted share as compared to adjusted operating income of $4.3 million or $0.33 per diluted share.
•$44.9 million of claims, net of recoveries, pre-tax, from catastrophe losses including Hurricanes Laura and Sally as well as other severe weather events, which together impacted Florida, Louisiana and other states, as previously communicated.
•13.2% increase in gross written premiums to $180.2 million, including $28.3 million from Maison.
•Combined ratio of 154.3%, up 48.8 percentage points, including 45.8 points of net catastrophe losses in the period.
•Quarter-end Florida homeowners in-force policies decreased 8.4% to approximately 217,000, reflecting continued execution of our strategy to limit our exposure in this market until rates more accurately reflect increased costs of claims and reinsurance.
•94.9% increase in non-Florida homeowners in-force policies to approximately 152,000, in-line with our diversification strategy.
•Non-insurance company liquidity of $63 million at September 30, 2020.
•Book value per share decreased $2.56, or 14.8%, to $14.69 as compared to $17.25 as of December 31, 2019, due primarily to a net loss of $2.89 per share and dividends declared of $0.27 per share, each for the nine months ended September 30, 2020, partially offset by unrealized gains on our fixed-income portfolio of $0.40 and repurchases of stock of $0.27 per share.

"FedNat's results in the third quarter were impacted by an elevated number of severe weather events during this year's hurricane season," said Mr. Michael H. Braun, FedNat’s Chief Executive Officer. “Our strong reinsurance program and additional reinsurance purchases during the quarter enabled us to maintain over $140 million of capital in our insurance companies as of September 30, 2020 with liquidity over $60 million at the holding company.”

Mr. Braun continued, “We remain committed to proactively managing our capital while focusing for the remainder of 2020 and throughout 2021 on continuing to implement increased rates in our homeowners business in Florida and non-Florida markets. We are also restricting business and shrinking our book in Florida as appropriate until our rates meet our profitability targets. Based on rate increases we have already implemented in 2020 and anticipated rate increases in the balance of 2020 and in 2021, we expect to generate over $65 million in incremental additional premium in 2021 as compared to 2020.”

Revenues

•Total revenue decreased $2.2 million or 2.2%, to $97.3 million for the three months ended September 30, 2020, compared with $99.5 million for the three months ended September 30, 2019. The slight decrease was driven by lower net premiums earned as increases in ceded premiums outpaced the growth in gross premiums earned. Additionally, lower net investment income was offset by higher policy fees and higher brokerage income, all of which are discussed in further detail below.
•Gross premiums written increased $21.1 million, or 13.2%, to $180.2 million in the quarter compared with $159.1 million for the same three-month period last year. Gross premiums written increased by $7.0 million from FNIC's non-Florida business and $28.3 million from Maison, which was partially offset by a $15.1 million decrease in FNIC's Florida business, as we reduce our exposures in this market.
•Gross premiums earned increased $38.0 million, or 26.1%, to $183.5 million for the three months ended September 30, 2020, as compared to $145.5 million for the three months ended September 30, 2019. The higher gross premiums earned was primarily driven by continued non-Florida growth, including $19.9 million from Maison's non-Florida business.
•Ceded premiums increased $41.8 million, or 71.9%, to $100.0 million in the quarter, compared to $58.2 million the same three-month period last year. The increase was driven by approximately $26 million higher excess of loss reinsurance spend, as property exposures increased, including from the Maison acquisition, this year as compared to last year. Additionally, there was approximately $15 million of additional ceded premiums related to the 50% quota-share treaty for FNIC's non-Florida book of business that became effective July 1, 2020.
•Net investment income decreased $1.7 million, or 40.9%, to $2.4 million during the three months ended September 30, 2020, as compared to $4.1 million during the three months ended September 30, 2019. The decrease was due primarily to the lower interest rate environment in 2020 and elevated third quarter 2019 income earned on debt proceeds that had not yet been deployed on the Maison acquisition, partially offset by fixed income portfolio growth in 2020 from the Maison acquisition.
•Direct written policy fees increased $1.1 million, or 43.3%, to $3.6 million for the three months ended September 30, 2020, as compared to $2.5 million during the three months ended September 30, 2019. The increase is primarily driven by the policy fees generated from Maison’s policies in-force and higher fees as a result of FNIC's non-Florida premium growth.
•Other income increased $1.7 million, or 36.2%, to $6.4 million in the quarter, compared with $4.7 million in the same three-month period last year. The increase in other income was primarily driven by higher brokerage revenue. The brokerage revenue increase is the result of higher excess of loss reinsurance spend from the reinsurance programs in place during the third quarter of 2020 as compared to the third quarter of 2019.

Expenses

•Losses and loss adjustment expenses (“LAE”) increased $36.9 million, or 59.4%, to $99.0 million for the three months ended September 30, 2020, compared with $62.1 million for the same three-month period last year. The net loss ratio increased 47.4 percentage points, to 118.5% in the current quarter, as compared to 71.1% in the third quarter of 2019. The higher ratio was the result of two main factors: higher ceded premiums, as discussed earlier, which reduces net earned premium, the denominator of the net loss ratio calculation, as well as higher catastrophe net losses as compared to the prior year period. The third quarter of 2020 catastrophe net losses were $38.3 million, net of reinsurance, which included Hurricanes Laura and Sally as well as other severe weather events, which together impacted Florida, Louisiana and other states. The $38.3 million represents $44.9 million of initial net losses, as previously disclosed, less $6.6 million of benefit from our claims handling services. By comparison, the third quarter of 2019 catastrophe net losses were $11.0 million, net of reinsurance, which primarily included impacts from Hurricane Dorian, Hurricane Barry and other severe weather events. Additionally, higher volume of policies in force drove approximately $6 million of higher net losses as compared to 2019. The remaining variance was driven by higher loss pick for FNIC's Florida book of business, as a result of adverse loss experience, as compared to 2019.
•The net expense ratio increased 1.4% percentage points to 35.8% in the third quarter of 2020, as compared to 34.4% in the third quarter of 2019. The third quarter of 2020 net expense ratio was further increased by lower net premiums earned reducing the denominator of the net expense ratio calculation.
•Commissions and other underwriting expenses decreased $0.3 million, or 1.1%, to $24.6 million for the three months ended September 30, 2020, compared with $24.9 million for the three months ended September 30, 2019. The decrease was primarily driven by a higher ceding commissions driven in part by the new 50% quota share in FNIC's non-Florida book of business and lower other underwriting expenses. When comparing these periods, this decrease was partially offset by higher non-Florida acquisition related costs as a result of premium growth.
•Income taxes (benefits) decreased $13.5 million, to $(12.8) million for the three months ended September 30, 2020, compared to $0.7 million for the three months ended September 30, 2019. The decrease in income tax expense is predominantly the result of the pre-tax loss during the current quarter as compared to income during the third quarter of 2019. Additionally, the Coronavirus Aid, Relief, and Economic Security Act, signed into law on March 27, 2020, is allowing us to carry back net operating loss to prior years when federal income taxes were at 35%, which increased our effective tax rate during the current quarter.

Subsequent Events

Today, the Company also announced:

•The declaration of the Company’s regular quarterly dividend of $0.09 per share, payable on December 1, 2020 to shareholders of record at the close of business on November 16, 2020.
•The formation of a Strategic Review Committee of the Board of Directors to oversee a review of strategic alternatives and the retention of Piper Sandler & Co. as the committee’s financial advisor.
•It has experienced impacts from Hurricanes Delta and Zeta, both of which made landfall in the state of Louisiana during the month of October. We expect each storm to exceed our single-event aggregate reinsurance program retention. Our preliminary estimate is that we will incur approximately $27 million (pre-tax) of catastrophe losses, net of all recoveries, including reinsurance, on a combined basis for these storms.

Non-GAAP Performance Measures

Non United States generally accepted accounting principles ("GAAP") measures do not replace the most directly comparable GAAP measures and we have included detailed reconciliations thereof on page 10.

We exclude the after-tax (using our statutory income tax rate) effects of the following items from GAAP net income (loss) to arrive at adjusted operating income (loss):

•Net realized and unrealized gains (losses), including, but not limited to, gains (losses) associated with investments and early extinguishment of debt;
•Acquisition, integration and other costs and the amortization of specifically identifiable intangibles (other than value of business acquired);
•Impairment of intangibles;
•Income (loss) from initial adoption of new regulations and accounting guidance; and
•Income (loss) from discontinued operations.

We also exclude the pre-tax effect of the first bullet above from GAAP revenues to arrive at adjusted operating revenues.

Management believes these non-GAAP performance measures allow for a better understanding of the underlying trend in our business, as the excluded items are not necessarily indicative of our operating fundamentals or performance.

Similarly, we exclude accumulated other comprehensive income (loss) ("AOCI") from book value per share to arrive at book value per share, excluding AOCI.

Conference Call Information

The Company will hold an investor conference call at 5:00 PM (ET) Wednesday, November 4, 2020. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 5182801

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through our wholly owned subsidiaries, are authorized to underwrite, and/or place homeowners multi-peril, federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

The Company presents users with data related to different aspects of our business to afford users greater transparency into our results. Homeowners Florida consists of data related to our homeowners and fire property and casualty insurance business, which currently operates in Florida. Homeowners non-Florida consists of data related to our homeowners and fire property and casualty insurance business, which currently operates in Alabama, Louisiana, South Carolina, Texas and Mississippi. Non-core consists of financial information related to nonstandard personal automobile insurance business which operated in Florida, Georgia, Texas and Alabama and our commercial general liability insurance business.

Forward-Looking Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:
•Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
•Descriptions of plans or objectives of management for future operations, insurance products or services;
•Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
•Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
Bernard Kilkelly, Investor Relations (954) 308-1409,
or investorrelations@fednat.com

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020	2019	% Change	2020	2019	% Change
Net Income (Loss) Attributable to Common Shareholders
Net income (loss)	$(20,745)	$4,659	(545.3)%	$(40,091)	$7,904	(607.2)%
Adjusted operating income (loss)	(21,501)	4,292	(601.0)%	(45,303)	7,564	(698.9)%

Per Common Share
Net income (loss) - diluted	$(1.51)	$0.36	(518.9)%	$(2.89)	$0.61	(570.3)%
Adjusted operating income (loss) - diluted	(1.57)	0.33	(571.3)%	(3.26)	0.59	(655.4)%
Dividends declared	0.09	0.08	12.5%	0.27	0.24	12.5%
Book value	14.69	18.45	(20.4)%	14.69	18.45	(20.4)%
Book value, excluding AOCI	13.54	17.54	(22.8)%	13.54	17.54	(22.8)%

Return to Shareholders
Repurchases of common stock	$—	$—	NCM	$10,000	$—	NCM
Dividends declared	1,259	1,046	20.4%	3,819	3,133	21.9%
	$1,259	$1,046	20.4%	$13,819	$3,133	341.1%

Revenue
Total revenues	$97,316	$99,476	(2.2)%	$347,034	$305,974	13.4%
Adjusted operating revenues	95,992	98,682	(2.7)%	338,152	300,924	12.4%
Gross premiums written	180,152	159,131	13.2%	558,492	460,534	21.3%
Gross premiums earned	183,518	145,546	26.1%	538,988	425,133	26.8%
Net premiums earned	83,546	87,374	(4.4)%	300,934	268,464	12.1%

Ratios to Net Premiums Earned
Net loss ratio	118.5%	71.1%		99.0%	72.4%
Net expense ratio	35.8%	34.4%		35.7%	34.6%
Combined ratio	154.3%	105.5%		134.7%	107.0%

In-Force Homeowners Policies
Florida	217,000	237,000	(8.4)%	217,000	237,000	(8.4)%
Non-Florida	152,000	78,000	94.9%	152,000	78,000	94.9%
	369,000	315,000	17.1%	369,000	315,000	17.1%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Net premiums earned	$83,546	$87,374	$300,934	$268,464
Net investment income	2,404	4,068	9,637	12,037
Net realized and unrealized investment gains (losses)	1,324	794	8,882	5,050
Direct written policy fees	3,603	2,514	10,662	7,308
Other income	6,439	4,726	16,919	13,115
Total revenues	97,316	99,476	347,034	305,974

Costs and expenses:
Losses and loss adjustment expenses	99,016	62,105	297,862	194,284
Commissions and other underwriting expenses	24,580	24,854	90,205	75,650
General and administrative expenses	5,333	5,246	17,241	17,336
Interest expense	1,915	1,894	5,745	8,860
Total costs and expenses	130,844	94,099	411,053	296,130

Income (loss) before income taxes	(33,528)	5,377	(64,019)	9,844
Income tax expense (benefit)	(12,783)	718	(23,928)	1,940
Net income (loss)	$(20,745)	$4,659	$(40,091)	$7,904

Net Income (Loss) Per Common Share
Basic	$(1.51)	$0.36	$(2.89)	$0.62
Diluted	(1.51)	0.36	(2.89)	0.61

Weighted Average Number of Shares of Common Stock Outstanding
Basic	13,708	12,854	13,890	12,831
Diluted	13,708	12,897	13,890	12,880

Dividends Declared Per Common Share	$0.09	$0.08	$0.27	$0.24

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In thousands)
Gross premiums written:
Homeowners Florida	$106,101	$115,341	$339,799	$347,320
Homeowners non-Florida	68,447	38,790	203,897	100,322
Federal flood	5,660	5,019	14,967	13,014
Non-core	(56)	(19)	(171)	(122)
Total gross premiums written	$180,152	$159,131	$558,492	$460,534

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In thousands)
Gross premiums earned:
Homeowners Florida	$115,346	$113,062	$347,237	$338,481
Homeowners non-Florida	63,759	28,431	179,071	73,928
Federal flood	4,469	3,896	12,851	11,005
Non-core	(56)	157	(171)	1,719
Total gross premiums earned	$183,518	$145,546	$538,988	$425,133

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In thousands)
Net premiums earned:
Homeowners Florida	$54,326	$65,975	$190,627	$207,857
Homeowners non-Florida	29,276	21,311	110,478	59,114
Non-core	(56)	88	(171)	1,493
Total net premiums earned	$83,546	$87,374	$300,934	$268,464

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$13,736	$13,187	$41,181	$39,810
All others	13,337	6,610	37,789	17,796
Ceding commissions	(7,909)	(3,203)	(13,969)	(8,893)
Total commissions	19,164	16,594	65,001	48,713

Fees	1,358	902	3,694	2,340
Salaries and wages	3,351	2,696	10,068	9,090
Other underwriting expenses	707	4,662	11,442	15,507
Total commissions and other underwriting expenses	$24,580	$24,854	$90,205	$75,650

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net loss ratio	118.5%	71.1%	99.0%	72.4%
Net expense ratio	35.8%	34.4%	35.7%	34.6%
Combined ratio	154.3%	105.5%	134.7%	107.0%
Gross loss ratio	213.0%	113.1%	142.0%	127.7%
Gross expense ratio	20.6%	22.9%	22.5%	24.0%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value	$540,443	$526,265
Debt securities, held-to-maturity, at amortized cost	—	4,337
Equity securities, at fair value	13,108	20,039
Total investments	553,551	550,641
Cash and cash equivalents	49,286	133,361
Prepaid reinsurance premiums	286,128	145,659
Premiums receivable, net of allowance	52,753	41,422
Reinsurance recoverable, net	452,194	209,615
Deferred acquisition costs and value of business acquired, net	51,157	56,136
Current and deferred income taxes, net	24,099	2,552
Goodwill	10,997	10,997
Other assets	34,643	28,633
Total assets	$1,514,808	$1,179,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$553,980	$324,362
Unearned premiums	380,374	360,870
Reinsurance payable and funds withheld liabilities	230,987	102,467
Long-term debt, net of deferred financing costs	98,643	98,522
Deferred revenue	6,795	6,856
Other liabilities	42,553	37,246
Total liabilities	1,313,332	930,323
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 25,000,000 shares authorized; 13,717,525 and 14,414,821 shares issued and outstanding, respectively	137	144
Additional paid-in capital	168,912	167,677
Accumulated other comprehensive income (loss)	15,763	10,281
Retained earnings	16,664	70,591
Total shareholders’ equity	201,476	248,693
Total liabilities and shareholders' equity	$1,514,808	$1,179,016

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	As of or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue
Total revenues	$97,316	$99,476	$347,034	$305,974
Less:
Net realized and unrealized investment gains (losses)	1,324	794	8,882	5,050
Adjusted operating revenues	$95,992	$98,682	$338,152	$300,924

Net Income (Loss)
Net income (loss)	$(20,745)	$4,659	$(40,091)	$7,904
Less:
Net realized and unrealized investment gains (losses)	793	634	5,320	3,812
Acquisition and other costs	(15)	(238)	(41)	(774)
Amortization of identifiable intangibles	(22)	—	(67)	—
Gain (loss) on early extinguishment of debt	—	(29)	—	(2,698)
Adjusted operating income (loss)	$(21,501)	$4,292	$(45,303)	$7,564

Income tax rate assumed for reconciling items above	40.10%	18.26%	40.10%	24.52%

Per Common Share
Book value	$14.69	$18.45	$14.69	$18.45
Less:
AOCI	1.15	0.91	1.15	0.91
Book value, excluding AOCI	$13.54	$17.54	$13.54	$17.54